EXHIBIT 10.3

SEPARATION AND RELEASE AGREEMENT

    This Separation and Release Agreement (“Agreement”) is made between James A. Eliasberg (“Employee”) and Citizens, Inc. (“Citizens”).

WHEREAS, the parties are entering into this Agreement to outline the terms of Employee’s separation from Citizens, which includes Employee providing a general waiver and release of claims against Citizens in exchange for certain benefits as outlined in this Agreement.
THEREFORE, in consideration of the mutual covenants contained in this Agreement, Employee and Citizens agree as follows:
1.CONSIDERATION – In consideration for Employee’s agreement to all of the terms, conditions and promises in this Agreement, Citizens agrees to pay Employee the total sum of One Hundred Seventy-Five Thousand Dollars and Zero Cents ($175,000.00) (the “Severance Payment”), representing six (6) months of Employee’s current monthly compensation, less any applicable federal, state and local taxes, and will be reported to Employee on Internal Revenue Service Form W-2. Citizens agrees to deliver the Severance Payment to Employee within twenty one (21) business days of the delivery to Gerald Shields of (a) this Agreement, executed with Employee’s original signature and provided Employee does not revoke this Agreement pursuant to Paragraph 7 herein.

Additionally, in consideration for signing this Agreement, Citizens will reimburse Employee for six (6) months of COBRA continuation payments under Citizens’ group health plan. In the event Employee obtains new employment that includes health insurance benefits, COBRA payments will cease as of the date Employee becomes eligible for coverage under the new employer’s plan(s). Employee agrees to promptly provide Citizens notice of any new employment and the date on which he will become eligible for health insurance benefits.

Upon the expiration of the 7-day revocation period set forth in Paragraph 7, Citizens shall deem all grants of restricted stock units (“RSU”) to Employee, outstanding as of the Separation Date, immediately vested to the benefit of Employee.

2.VOLUNTARY RESIGNATION - In consideration for the Severance Payment described in Paragraph 1, Employee agrees that by signing and returning this Separation and Release Agreement in accordance with the time frames set forth above, he will have resigned his employment with Citizens effective April 30, 2021 (the “Separation Date”).

3.TAX LIABILITY - Employee agrees that he shall be liable for the payment of all federal and state taxes that may be due as the result of the consideration described above, and that the payments are made in connection with Employee’s separation of employment, and Employee represents that he shall pay such taxes at the time and in the amount required by law. In addition, Employee agrees fully to defend, indemnify and hold Citizens, and each of its divisions, affiliates, parents, subsidiaries and operating companies, and the respective officers, directors, employees, agents and affiliates of each of them, harmless from any liability for payment of taxes, penalties, withholding obligations and interest that are required of his by any government agency at any time as the result of the payment of the consideration set forth herein. In addition, Employee agrees fully to defend, indemnify and hold Citizens, and each of its divisions, affiliates, parents, subsidiaries and operating companies, and the respective officers, directors, employees, agents and affiliates of each of them, harmless from and against any taxes, penalties, withholding obligations, interest, costs and expenses, including reasonable attorneys’ fees, incurred as a result of the IRS or any state or local taxing authority making a claim with respect to the Severance Payment.

4.COVENANT NOT TO SUE – For the purpose of giving a full and complete General Release, Employee covenants and agrees that he has no pending claims or charges against the Released Parties (as defined in Paragraph 6 herein) that have not already disclosed. If Employee has any pending claims in a federal, state or local court, or in an arbitral forum, Employee agrees to promptly file all appropriate papers requesting withdrawal and dismissal of such claims with prejudice. If Employee has any pending complaints with any federal, state or local agencies, Employee agrees to promptly submit all appropriate papers requesting withdrawal and dismissal of such complaints.

    Employee further agrees not to sue any of the Released Parties or become a party to a lawsuit on the basis of any claims of any type to date that arise out of any aspect of his employment or separation of employment, including but not limited to any claims or rights arising out of the “Executive Change in Leadership Agreement” executed by Employee and Citizens on April 13, 2020. Employee understands that this is an affirmative promise not to sue any of the Released Parties, which is in addition to his General Release of claims in this Agreement.

    Nothing in this Agreement prevents Employee from bringing an action challenging the validity of this Agreement. If a federal, state or local government agency commences an investigation on Employee’s behalf, Employee specifically waives and releases his right, if any, to recover any monetary or other benefits of any sort whatsoever arising from any such investigation, nor will Employee seek reinstatement to his former position with Citizens

    If Employee breaches this Agreement by suing any of the Released Parties in violation of this Covenant Not to Sue, Employee understands that (i) the Released

Parties will be entitled to apply for and receive an injunction to restrain any violation of this Paragraph, and (ii) Employee will be required to pay the Released Parties’ legal costs and expenses, including reasonable attorney fees, associated with defending against the lawsuit and enforcing the terms of this Agreement.

5.SUFFICIENCY OF CONSIDERATION - Employee agrees that the Severance Payment is good, sufficient and valuable consideration for the general release and the other promises and terms in this Agreement. Employee understands and agrees that he is not eligible for or entitled to any payments or remuneration, including but not limited to entitlement to any additional compensation, benefits, bonus, incentive compensation or RSU from Citizens or any of its subsidiaries, except as provided in this Agreement. Employee further agrees that the Severance Payment is good, sufficient and valuable consideration that represents a full accord and satisfaction of any obligations Citizens may have, or had, pursuant to the Executive Change in Leadership Agreement executed by Employee and Citizens.

6.RELEASE - Employee hereby releases and forever discharges Citizens, Inc. and each of its divisions, affiliates, parents, subsidiaries and operating companies, and the respective current and former officers, directors, employees, agents, representatives, shareholders and affiliates of each of them (collectively, the “Released Parties”), from any and all causes of action, lawsuits, proceedings, complaints, charges, debts, contracts, judgments, damages, claims, and attorneys’ fees against the Released Parties, whether known or unknown, which Employee ever had, now has or which Employee or Employee’s heirs, executors, administrators, successors or assigns may have prior to the date this Agreement is signed by Employee, due to any matter whatsoever relating to Employee’s employment, compensation, including entitlement to any bonus, incentive compensation or RSU, benefits and/or termination of Employee’s employment with Citizens or any of its parents or subsidiaries. The Released Claims include, but are not limited to, any claim that any of the Released Parties violated Chapters 21 and 451 of the Texas Labor Code, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, Sections 1981 through 1988 of Title 42 of the United States Code, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Immigration Reform Control Act, the Americans with Disabilities Act, and/or the Occupational Safety and Health Act; any claim that any of the Released Parties violated any other federal, state or local statute, law, regulation or ordinance; any claim of unlawful discrimination, harassment or retaliation of any kind; any public policy, contract, tort, or common law claim, specifically including, but not limited to, any and all claims under or related to the Executive Change in Leadership Agreement executed by Employee including, but not limited to, claims for compensation, COBRA benefits, restricted stock units (“RSU”); any claim concerning stock, stock options, or a stock or stock option agreement; and any claim for costs, fees, or other expenses including attorneys’ fees incurred in connection with those matters. This Agreement shall not be deemed to release any claims to enforce either of the parties’ obligations under this Agreement; any claims that may arise after the date this

Agreement is signed; or any claim that by law may not be released by private agreement.

7.OLDER WORKERS BENEFIT PROTECTION ACT – Employee understands and agrees that with respect to any possible claim arising under the Age Discrimination in Employment Act of 1967 (“ADEA”) he:

(a) had the opportunity to consider this Agreement a full twenty-one (21) days before executing it, but have waived the twenty-one (21) day period;

(b) carefully read and fully understands all of the provisions of this Agreement;

(c) is, through this Agreement, releasing Citizens from any and all claims;

(d) knowingly and voluntarily agree to all of the terms set forth in this Agreement;

(e) knowingly and voluntarily intend to be legally bound by it;

(f) was advised and hereby is advised in writing to consider the terms of this Agreement and to consult with attorney of his choice prior to executing this Agreement;

(g) had the opportunity for a full seven (7) days following the execution of this Agreement to revoke this Agreement only as it relates to claims arising under the ADEA and has been, and hereby is, advised in writing that this Agreement only as it relates to claims arising under the ADEA shall not become effective or enforceable until the revocation period has expired. Any notice of revocation on Employee’s part should be made in writing and directed to Kim Miers, Littler Mendelson, P.C., 100 Congress Avenue, Suite 1400, Austin Texas 78701, kmiers@littler.com; and

(h) understands that rights or claims under the ADEA that may arise due to acts or omissions that occur after the date this Agreement is executed are not waived.

8.NO FAIR LABOR STANDARDS ACT OR FAMILY AND MEDICAL LEAVE ACT CLAIMS - Employee acknowledges that Citizens has provided him with any leave to which he may be or have been entitled under the Family and Medical Leave Act. Employee represents that he is not aware of any facts that would support a claim he may have against any of the Released Parties for any violation of the Family and Medical Leave Act. Employee further represents that he is not aware of any facts that would support a claim he may have against any of the Released Parties for any other violation of the Fair Labor Standards Act.

9.NO FUTURE EMPLOYMENT - Employee hereby acknowledges, understands and agrees that he will not be considered for employment by Citizens or any of its parents, subsidiaries, divisions or sister corporations in the future. Employee hereby covenants that he shall not apply for or otherwise seek employment with Citizens or any of its parents, subsidiaries, divisions or sister corporations. Employee further agrees that, in the event he is employed by any company that is acquired by Citizens or any of its parents, subsidiaries, divisions or affiliate corporations, he shall resign from said employment immediately upon the acquisition, and that should Employee fail or refuse to do so, Citizens may terminate his employment and Employee shall have no recourse against Citizens or its parents, subsidiaries, divisions or affiliate corporations.

10.COOPERATION – Employee agrees that, upon Citizen’s reasonable and good faith request, Employee will provide reasonable information in response to Citizen’s inquiries after the Separation Date and otherwise cooperate in any investigation, defense or prosecution of any potential or actual claims made by or against a third party, or of other business-related matters. Employee expressly agrees to cooperate in ongoing and future litigation and other legal disputes in which Employee provided services, legal counsel, or factual information while still employed at Citizens, and/or in which Employee’s factual knowledge acquired while still employed is the subject of the litigation or dispute. Employee further agrees that he will take no actions detrimental to the sale, or otherwise interfere with the sale of the Lake Buchanan property located 18617 E. State Highway 29, Buchanan Dam, Texas 78609.

11.CONFIDENTIALITY – Employee agrees to keep all of the terms and conditions of this Agreement strictly confidential. Employee represents that he has not disclosed and agrees that he will not disclose the existence of this Agreement or any of the terms or conditions of this Agreement to anyone other than his attorney, his spouse and his tax or financial advisor, or as may be required pursuant to legal process. Employee further agrees to take reasonable steps to ensure that any information concerning this Agreement which is disclosed to legal counsel, his spouse and his tax or financial advisor will not be disclosed to any other third party, including but not limited to informing such persons that the terms and conditions of this Agreement are strictly confidential and that they may not be disclosed or discussed with anyone else.
12.NON-DISPARAGEMENT - Employee agrees to refrain from making any statements that are calculated to damage or have the effect of damaging the business or reputation of Citizens and/or any current or former officer, director or employee of Citizens.

13.NEUTRAL REFERENCE - In the event that Employee seeks to provide verification of his employment with Citizens to a potential or future employer, Citizens agrees that it will provide a neutral reference including only the dates of employment and last position held with Citizen.

14.INJUNCTIVE RELIEF - Without limiting the remedies available to Citizens, Employee acknowledges that a breach of any of the covenants contained in any of the sections above labeled Confidentiality and Non-Disparagement may result in irreparable injury to Citizens for which there is no adequate remedy at law, that monetary relief will be inadequate, and that, in the event of such a breach or threat thereof, Citizens shall be entitled to obtain, in addition to any other relief that may be available, a temporary restraining order and/or a preliminary or permanent injunction, restraining Employee from engaging in activities prohibited by any of the covenants contained herein, as well as such other relief as may be required specifically to enforce any of the covenants contained herein, without the payment of any bond.

15.NON-ADMISSION OF WRONGDOING – Employee agrees that this Agreement does not constitute an admission by Citizens of any liability, guilt or violation by Citizens of any federal, state or local law, ordinance or regulation, or of any violation of any policy or procedure, or of any liability or wrongdoing whatsoever. Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of liability or wrongdoing by Citizens or any of its parents, subsidiaries, divisions, affiliated corporations, trustees, directors, officers, shareholders, agents, attorneys, insurers, or employees. This Agreement may be introduced, however, in any proceeding to enforce the Agreement. Such introduction shall be pursuant to an order protecting its confidentiality.

16.WAIVER OF DAMAGES - Nothing in this Agreement, including but not limited to the release of claims, covenant not to sue, waiver of future employment or confidentiality provision, is intended to or shall interfere with Employee’s right to file a charge or complaint with, or from participating in an investigation or proceeding conducted by, the Securities and Exchange Commission, the National Labor Relations Board, the EEOC or any other federal, state or local agency enforcing any employment law; nor is it intended to and shall not interfere with Employee’s exercising rights under those agencies.  Employee retains the right to participate in any such action, and retains the right to communicate with the EEOC and any other federal, state, or local agency enforcing discrimination laws and such communication shall not be limited by any provision in this Agreement. Employee shall not, however, be entitled to receive any relief, recovery or monies in connection with any Released Claim brought against any of the Released Parties, regardless of who filed or initiated any such complaint, charge or proceeding.

17.GOVERNING LAW - This Agreement shall be governed by and conformed in accordance with the laws of the state of Texas without regard to its conflict of laws provision.

18.COUNTERPARTS - This Agreement may be executed in counterparts and each counterpart will be deemed an original. Signatures exchanged by facsimile or in .pdf format shall be considered the same as an original.

19.REPRESENTATION BY COUNSEL; UNDERSTANDING OF AGREEMENT - Employee represents that he has carefully read and fully understands all of the provisions of this Agreement and further represents that he enters into this

Agreement voluntarily and without duress, pressure or coercion from any person. Employee acknowledges that he is not under the influence of alcohol or other impairing substance, nor is he suffering from mental incapacity that would hinder his ability to understand the terms of this Agreement.

20.SEVERABILITY - Should any term or provision of this Agreement be declared illegal, invalid or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

21.ENTIRE AGREEMENT - This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior and/or supplemental understandings, whether written or oral, between the parties concerning the subject matter of this Agreement and concerning indemnity agreements between Employee and Citizens, including, but not limited to, the Executive Change in Leadership Agreement executed by Employee and Citizens and any indemnity agreements between Employee and Citizens. Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to his in connection with his decision to accept the terms of this Agreement, except for the representations, promises and agreements herein. Any modification to this Agreement must be in writing and signed by Employee and Citizens’ authorized representative.

    IN WITNESS WHEREOF, the parties knowingly and voluntarily executed this Separation and Release Agreement as of the date set forth below.

____________________________ James A. Eliasberg DATE: _____________________	CITIZENS, INC. BY: ___________________________ DATE: _______________________ __

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